Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 10, 2010, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. The Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

HEALTH GRADES, INC.

at

$8.20 Net Per Share

by

MOUNTAIN MERGER SUB CORP.,

a direct wholly-owned subsidiary of

MOUNTAIN ACQUISITION CORP.,

wholly-owned by affiliates of

VESTAR CAPITAL PARTNERS V, L.P.

Mountain Merger Sub Corp., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Mountain Acquisition Corp., a Delaware corporation (“Parent”), which is wholly-owned by affiliates of Vestar Capital Partners V, L.P., is offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Health Grades, Inc., a Delaware corporation (“Health Grades”), at a price of $8.20 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 10, 2010 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.  Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 AM, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 10, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010, among Parent, Purchaser, Mountain Acquisition Holdings, LLC and Health Grades (as amended, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Health Grades, with Health Grades being the surviving corporation after such merger (the “Merger”) and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or Health Grades, or by any stockholder of Health Grades who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes, payable upon the surrender of the certificate formerly representing such Share. As a result of the Merger, Health Grades will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition.  The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms and conditions of the Offer and not withdrawn prior to the expiration of the Offer that number of Shares which, together with Shares of restricted stock and Shares underlying options that are immediately available to be acquired by Purchaser pursuant to certain Tender and Support Agreements, dated July 27, 2010, among Parent, Purchaser, Health Grades and certain executive officers of Health Grades (the “Support Agreements”), immediately following the time that Purchaser has accepted for payment all Shares pursuant to the Offer, represent at least a majority of the sum of (x) the outstanding Shares plus (y) except for certain Shares issuable pursuant to a noncompete agreement with an executive officer, all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof.  The foregoing condition is referred to as the “Minimum Condition.”  The Minimum Condition may only be waived by Purchaser with the prior written consent of Health Grades.  The Offer is also subject to other conditions described in the Offer to Purchase.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Health Grades. Following the consummation of the Offer, Purchaser intends to effect the Merger.

The Health Grades board of directors has unanimously (i) determined that each of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable to, fair to, and in the best interests of, Health Grades and the stockholders of Health Grades, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) recommended that the stockholders of Health Grades accept the Offer, tender their Shares pursuant to the Offer and, if required by the DGCL, adopt the Merger Agreement and the transactions contemplated thereby.

Health Grades has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued and/or treasury Shares equal to the number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Purchaser immediately following consummation of the Offer, will constitute one Share more than 90% of (i) the Shares then outstanding or, at the election of Parent, (ii) the sum of (x) the then outstanding Shares plus (y) all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof, in either case after giving effect to the issuance of the Top-Up Option Shares and for consideration per Top-Up Option Share equal to the Offer Price.  The Top-Up Option is exercisable only after the purchase of and payment for Shares pursuant to the Offer by Parent or Purchaser.  The Top-Up Option is not exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that, following consummation of the Offer, the acquisition of Shares pursuant to the Support Agreements, any subsequent offering period or the exercise of the Top-Up Option, Purchaser holds at least 90% of the outstanding Shares, each of Parent, Purchaser and Health Grades will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger under Section 253 of the General Corporation Law of the State of Delaware without action of the stockholders of Health Grades.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission and The Nasdaq Stock Market (“Nasdaq”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Condition may only be waived as described above.  The Merger Agreement provides that Purchaser will extend the Offer for one or more periods of up to 20 business days each, the length of each such period to be determined by Purchaser in its sole discretion, if at the scheduled expiration of the Offer any of the conditions of the Offer have occurred and have not been waived by Purchaser, and it is reasonably expected that such condition(s) will cease to exist prior to November 30, 2010.  If at the scheduled expiration of the Offer, none of the conditions of the Offer have occurred except the Minimum Condition has not been met, then Purchaser will only be required to extend the Offer for one or more periods not to exceed an aggregate of 20 business days, the length of each such period to be determined by Purchaser in its sole discretion so long as each such period is at least five business days.  Purchaser has agreed that it will extend the Offer any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or the Nasdaq applicable to the Offer.  Under the Merger Agreement, Purchaser is not required to extend the Offer beyond November 30, 2010, and may not do so without the consent of Health Grades.

Pursuant to Rule 14d-11 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser may elect to provide a subsequent offering period of between three and 20 business days following Purchaser’s acceptance of Shares tendered in the Offer.  No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders of Shares are irrevocable. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

Health Grades has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares.  The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Health Grades’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a U.S. holder or a non-U.S. holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect:  (212) 750-5833

August 10, 2010